License Agreement

This Agreement is made and entered into as of this 23 day of March, 2016, by and between MassRoots, Inc., a Delaware corporation with its principal office at 1624 Market St, Ste 201, Denver, CO 80202 ("MassRoots") and Santino Walter Productions, LLC, a Colorado corporation with its principal office at 437 West Colfax Avenue, Suite 300, Denver, CO 80204 ("SWP"). MassRoots and SWP are sometimes referred to as a “Party” and collectively, as the “Parties”.

W I T N E S S E T H:

WHEREAS, MassRoots and SWP have entered into a written Agreement, dated as of the date hereof (the “420 Event Agreement”), providing for their respective rights and obligations in connection with the promotion, marketing, sponsorship, organization and coordination of the Denver Annual 420 Rally, which is scheduled for April 16, 2016 (“420 Event”);

WHEREAS, in connection with the 420 Event Agreement, SWP offered to MassRoots, and MassRoots purchased from SWP, a senior secured promissory note in the principal face amount of $156,000, with a maturity date of sixty days from the date of issuance (the “Note”);

WHEREAS, MassRoots is the sole owner of all right, title, and interest in, to, and under the logo and brand "MASSROOTS”, a copy of which is attached hereto on Exhibit A, for use in association with technology platforms for the cannabis industry, (such logo and brand hereinafter referred to as the "BRAND"); and

WHEREAS, SWP is an owner of the right, title, and interest in, to, and under the logo and brand "Denver 420 Rally”, a copy of which is attached hereto on Exhibit B, for use in association historically with this event, (such logo and brand hereinafter referred to as the "BRAND"); and

WHEREAS, the parties each desire to obtain a license to use their respective BRAND in connection with the promotion, marketing, sponsorship, organization and coordination of the 420 Event.

WHEREAS, the parties desire to create joint ownership of the right, title, and interest in, to and under the logo and brand “MassRoots All Access Pass”, a copy of which is attached hereto on Exhibit C, for use in association with this event, (such logo and brand hereinafter referred to as the "ALL ACCESS BRAND"); and

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. License Grant. The parties hereby grants to each other a license to use the BRAND in connection with each party’s promotion, marketing, sponsorship, organization and coordination of the 420 Event.

2. Term. The term of this Agreement shall commence on the date set forth above, and shall continue in effect until April 21, 2016.

3. Quality Control. At all times during the duration of this Agreement, the parties shall maintain the quality standards set forth herein in connection with its use of each party’s BRAND. Each party shall use the BRAND only in the form designated by the other party, and only in association with the 420 Event that is at least equal in quality to that approved by the other party from time to time. Each party shall have the right to modify or supplement the quality standards applicable hereunder or the permitted products with which the BRAND may be used by providing written notice thereof to the other party. At either party’s request, the other party shall promptly furnish, without cost, any advertisements, promotions or samples of materials bearing the BRAND, in order to enable each to determine that use of the BRAND is proper and that anything sold under the BRAND conforms with the quality standards set forth herein, and hereby empowers each party to approve in advance any marketing or promotional content to be issued. Upon any material modification of the BRAND, the modifying party shall promptly furnish, without cost, samples as modified. Each party shall have the right to inspect the other’s operations to determine the conformity with the quality standards set forth herein. The parties hereby agree to the same above conditions regarding their jointly-owned ALL ACCESS BRAND.

4. BRAND Marking; Rights.

4.1	Each party agrees that it will not alter, modify, dilute or otherwise misuse the BRAND nor ALL ACCESS BRAND, or bring it into disrepute.
4.2	The benefit of all use of the BRAND shall inure to each party, and except for the license granted herein, neither party shall acquire by reason of this Agreement, any rights in or to the BRAND.
4.3	Each party acknowledges and admits the validity of the BRAND, as well as the other party’s exclusive right and interest in and to their use as between the parties. Neither party will, directly or indirectly, attack or assist another in attacking the validity of the BRAND and/or any application or registration thereof. The acknowledgements, admissions and covenants contained in this section shall survive the termination or expiration of this Agreement.
4.4	Each party shall assist and cooperate with the other, at the other party’s expense, in their actions to obtain, enforce, and maintain, as appropriate, each party’s interests in the BRAND, including, but not limited to, any application for registration of the BRAND, any application for recording the other party as the user or the equivalent of the BRAND, and shall do or execute any act or document as may be required for any such application as each party may deem necessary or desirable.

5. Infringements. In the event that any claim, demand or suit for infringement of a trademark shall be asserted or threatened against either party with respect to use of the BRAND, each party shall immediately give written notice thereof, and each party, at its option, shall have the exclusive right to defend against any claim in its name, in the name of the other, or both, through counsel selected by the defending party and in that party’s sole discretion. If either party exercises this option, it shall not be obligated to pay any attorneys' fees incurred by the other with respect to any claim after the election of its option to defend against the claim.

6. Royalty. SWP shall pay to MassRoots a royalty fee for the license granted pursuant to this Agreement equal to fifty percent (50%) of all ticket sales at the 420 Event in excess of $130,000. SWP shall keep correct and complete records and books of account containing all the information required for the computation and verification of the royalties to be paid hereunder. MassRoots and a certified public accountant selected by MassRoots and reasonably acceptable to SWP shall have the right to inspect and audit such records and books of account during normal business hours and upon reasonable notice to SWP.

7. Termination. Notwithstanding any other term or provision herein, this Agreement and all rights granted hereunder may be terminated without cause at any time by either Party upon thirty (30) days prior written notice to the other Party. However, in the event of a material breach of this Agreement by SWP, MassRoots may terminate this Agreement immediately by mailing a written notice of termination to SWP. In the event of termination of this Agreement, SWP shall immediately discontinue all use of the BRAND and ALL ACCESS BRAND.

8. Bankruptcy. This Agreement shall immediately terminate upon bankruptcy, receivership, or assignment for the benefit of creditors of SWP.

9. Indemnification. Maintenance of the required minimum quality standard for the BRAND is the responsibility of SWP. SWP shall indemnify and hold MassRoots harmless from all claims, demands, suits, actions, proceedings, costs, damages, expenses, and/or losses of any kind resulting from SWP’s activities pursuant to the license granted herein, including but not limited to the failure of SWP to meet any of its obligations hereunder. SWP at its expense shall promptly defend and continue the defense of any such claim, demand, suit, action, or proceeding relating to the BRAND. If SWP fails to retain counsel or to undertake and continue said defense as aforesaid, MassRoots shall have the right to make and continue such defense as may to it seem appropriate, and the expenses and costs thereof, including but not limited to counsel fees, out-of-pocket costs, and the costs of an appeal and bond thereof, together with the amount of any judgment rendered against MassRoots, shall be paid by SWP upon demand. Nothing herein before stated shall prevent MassRoots from defending any such claim, demand, suit, action, or proceeding at its own expense through its own counsel, notwithstanding that the defense thereof may have been undertaken by SWP, and SWP shall promptly notify MassRoots of the commencement or anticipated commencement of any such claim, demand, suit, action, or proceeding.

10. Sublicensing and Assignment. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of MassRoots. SWP shall not assign any of its interests, rights, duties, or obligations hereunder by operation of law or otherwise without the prior written consent of MassRoots.

11. Governing Law. This Agreement shall be deemed to be made and entered into pursuant to the laws of the State of Delaware. In the event of any dispute hereunder, this Agreement shall be governed by and shall be construed and interpreted in accordance with the laws of the State of Delaware.

12. Notice. Any notice or other communication required or permitted to be given to the parties hereto which is to have legal effect under the terms of this Agreement shall be effective upon receipt thereof by the other party and shall be sent via certified or registered mail, return receipt requested, addressed as follows:

(a) If to MassRoots:

MassRoots, Inc.

1624 Market St, Ste 201

Denver, CO 80202

Attention: Isaac Dietrich

(b) If to SWP:

Santino Walter Productions, LLC

c/o Robert J. Corry, Jr., General Counsel

Law Office of Corry & Associates

437 West Colfax Ave., Suite 300

Denver, CO 80204

or at any such other addresses as a party hereto may from time to time hereafter give or designate to the other party hereto in accordance with the notification provisions in this section.

13. Severability; No Partnership. In the event any provision of this Agreement is declared void or unenforceable, or becomes unlawful in its operation, such provision shall not affect the rights and duties of the parties with regard to the remaining provisions of this Agreement, which shall continue as binding. Nothing contained in this Agreement shall in any way be construed to create an agency relationship, partnership or joint venture between the Parties and the Parties to this Agreement shall have no power to further obligate or bind the other Party.

14. Exclusion of Waivers. The waiver by either party hereto of a right to default hereunder shall not be deemed to be a waiver by such party of any subsequent default of a like or similar nature, nor shall it prevent either party from subsequently exercising or enforcing any such right.

15. Representations. Santino Walter Productions represents and guarantees it has the right and authority to enter into this agreement and the power to make decisions on behalf of the Denver Annual 420 Rally.

16. Entire Agreement. This Agreement constitutes the final expression of the entire Agreement between the parties relating to the subject matter hereof and may not be contradicted by evidence of any prior agreement or of a contemporaneous oral agreement. This Agreement including this provision shall not be changed, modified, terminated, or discharged in whole or in part except by an instrument in writing signed by the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date above written.

MASSROOTS, INC.

By: /s/ Isaac Dietrich Name: Isaac Dietrich

Title: Chief Executive Officer

SANTINO WALTER PRODUCTIONS, LLC

By: /s/ Santino Walter Name: Santino Walter

Title: Chief Executive Officer